As filed with the Securities and Exchange Commission on May 15, 2019

Registration No. 333-212844

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TENET HEALTHCARE CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	95-2557091
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1445 Ross Avenue, Suite 1400

Dallas, Texas 75202

(Address of principal executive offices,

including zip code)

SIXTH AMENDED AND RESTATED

TENET HEALTHCARE 2008 STOCK INCENTIVE PLAN

TENET HEALTHCARE 2019 STOCK INCENTIVE PLAN

(Full Title of the Plan)

Anthony Shoemaker

Vice President, Assistant General Counsel and Corporate Secretary

Tenet Healthcare Corporation

1445 Ross Avenue, Suite 1400

Dallas, Texas 75202

(469) 893-2200

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

EXPLANATORY NOTE

Tenet Healthcare Corporation (the “Company” or “Registrant”) registered, pursuant to a Registration Statement on Form S-8 filed on August 2, 2016 (Registration No. 333-212844) (the “Registration Statement”), the offer and sale of up to 5,400,000 shares of the Company’s common stock, par value $0.05 per share (“Common Stock”), under the Sixth Amended and Restated Tenet Healthcare 2008 Stock Incentive Plan (the “2008 Plan”).

The Human Resources Committee of the Company’s Board of Directors approved the Tenet Healthcare 2019 Stock Incentive Plan (the “2019 Plan”) on March 18, 2019 and such plan was subsequently approved by the Company’s stockholders on May 2, 2019. Pursuant to the terms of the 2019 Plan, the number of shares of Common Stock remaining available under the 2008 Plan as of May 2, 2019, plus any shares of Common Stock subject to outstanding awards under the 2008 Plan that, on or after May 2, 2019, are forfeited, are cancelled, expire, or are settled in cash will be issuable under the 2019 Plan.

Pursuant to the undertakings in Item 9 of the Registration Statement, Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statement to provide that the Registration Statement shall also cover the 4,060,866 shares of Common Stock remaining available for issuance under the 2008 Plan as of as of May 2, 2019 as well as the up to 2,628,202 shares of Common Stock subject to outstanding awards under the 2008 Plan as of May 2, 2019, that on or after such date are forfeited, cancelled, expire or settled in cash and become issuable under the 2019 Plan.

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of counsel as to the legality of the securities being registered*

*Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on May 15, 2019.

TENET HEALTHCARE CORPORATION

By	/s/ Audrey T. Andrews
Audrey T. Andrews
Executive Vice President and General Counsel

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.